 Exhibit 10.2

WATERSTONE MORTGAGE CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") by and between WATERSTONE MORTGAGE CORPORATION (the "Company") and ERIC J. EGENHOEFER ("Employee") is hereby entered into and effective as of the Closing Date.  This Agreement hereby supersedes any other employment agreements or understandings; written or oral, between the Company and Employee.

R E C I T A L S

The following statements are true and correct:

As of the date of this Agreement, the Company is engaged primarily in the highly competitive mortgage broker/banker industry.

As of the date of this Agreement, the Shareholders of the Company, including the Employee, are consummating the sale of all of the outstanding stock of the Company to Wauwatosa Savings Bank, a Wisconsin savings bank (“WSB”), pursuant to the terms of the Stock Purchase Agreement, dated as of January 19, 2006, between the Company, all of its shareholders and WSB (the “Stock Purchase Agreement”).

WSB and the Company desire to maintain Employee as the President and Chief Operating Officer of Waterstone Mortgage Corporation and Employee desires to accept such employment.

Employee is employed hereunder by the Company in a confidential relationship wherein Employee, in the course of his employment with the Company, has and will continue to become familiar with and aware of information as to the Company's customers, specific manner of doing business, including the processes and techniques utilized by the Company, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company; this information is a trade secret and constitutes the valuable good will of the Company.  In consideration for the rights granted under this Agreement, Employee agrees to the confidentiality and non-competition provisions contained in the Agreement.

Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

A G R E E M E N T S

1.              Employment and Duties.

(a)           The Company hereby employs Employee as President and Chief Operating Officer of the Company.  As such, Employee shall have the responsibilities, duties and authority reasonably accorded to and expected of such position, as well as such other duties and responsibilities as may be designated by the Board of Directors of the Company from time to time.  Employee will report directly to the Board of Directors of the Company.   Employee hereby accepts this employment upon the terms and conditions herein, and agrees to devote his full time, attention and efforts to promote and further the business of the Company.

(b)           Employee shall faithfully adhere to, execute and fulfill all policies established by the Company and its Board of Directors.

(c)           Employee shall not, during the Term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if the Company determines that such activity interferes or creates a conflict of interest with Employee's duties and responsibilities hereunder.  However, the foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will  require his services in the operation or affairs of the companies or enterprises in which such investments are made.

2.             Compensation.  For all services rendered by Employee, the Company shall compensate Employee as follows:

(a)            Base Salary.  Effective the date that Employee commences employment under this Agreement (the "Effective Date”), the base salary payable to Employee shall be One Hundred Twenty-Five Thousand Dollars ($125,000.00) per year (the ”Base Salary”), payable on a regular basis in accordance with the Company's standard payroll procedures.  On at least an annual basis following the Effective Date, the Board of Directors of the Company will review Employee's performance and may make increases to the Base Salary if, in its discretion, any such increase is warranted.

(b)            Incentive Bonus Plan.  In addition to Base Salary, Employee shall participate in the Bonus Compensation Plan designed by the Company for the benefit of Employee and certain other key employees of the Company which is based upon the profitability of the Company and is attached hereto as Exhibit A (“Bonus Compensation@).

(c)           Benefits and Other Compensation.  Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(1)
Payment of premiums (or such portion thereof as is generally provided by the Company relative to its other employees) for coverage for Employee and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time.

(2)
Reimbursement for all necessary business travel and other out-of-pocket expenses incurred by Employee in the performance of his services pursuant to this Agreement.  All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

(3)
The Company shall provide Employee with other benefits as may be  deemed appropriate for Employee by the Board of Directors of the Company and participation in all other Company-wide  employee benefits as available from time to time, including, but not limited to, 401(K), and other qualified and non-qualified plans maintained by the Company.

(4)
During the term of this Agreement, Employee shall receive three (3) weeks of vacation in each full calendar year, which shall be prorated for any partial calendar years.  Employee and Company shall determine the time and intervals of his vacation.  Employee is also entitled to those paid holidays that are generally available to other employees of the Company.  Any unused vacation days will not be carried forward into the following year, all subject to the general provisions of the employee handbook of the Company.

3.             Non-Solicitation & Non-Competition Agreement.   In consideration of the employment hereunder, the sum of Fifty Thousand Dollars ($50,000.00), such amount to be paid upon the consummation of the Stock Purchase Agreement, and other consideration received under the Stock Purchase Agreement:

(a)            Employee will not, for the term set forth in Section 3(b) below, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

 (1)           Canvas, solicit or accept any business from any current customer of the Company, or any customer to whom the Company has delivered a proposal during the one (1) year period prior to the termination date of Employee’s employment, or any customer with whom Employee has had contact as a consequence of his employment with the Company (the "Restricted Customers").

(2)           Request, solicit or advise any of the Restricted Customers of the Company to withdraw, curtail or cancel their business with the Company.

(3)           Hire or otherwise employ any temporary, staff or other employee, consultant or other personnel of the Company under any circumstances, or induce or attempt to induce any employees, consultants or other personnel of the Company to terminate their employment or breach their agreements with the Company.

(4)           Divulge, transmit or otherwise disclose or cause to be divulged, transmitted or otherwise disclosed, or use personally, any of the confidential information regarding the Company’s business affairs, including, without limitation, such matters as computer programs, research, customer lists, customer development, planning, purchasing, financing, marketing, customer relations, and other information of a similar nature not available to the public which is developed at great expense and which provides the Company with a competitive advantage in conducting its business.  This protected confidential information may be oral or written and may be that which the Employee originates as well as that which otherwise comes into his possession or knowledge.

(5)           Own, operate, manage, join, finance, control, participate in ownership, management, operation or control of, or be paid or employed by or acquire any securities of, or otherwise become associated with or provide assistance to any Significant Competitor of the Company; provided, however, that this restriction shall not prohibit the Employee from acquiring less than 5% of the total value of the outstanding securities of any entity whose securities are publicly traded.  For purposes of this provision, the term "Significant Competitor" means any financial institution, including but not limited to, any commercial bank, savings bank, savings and loan association, credit union, mortgage brokerage or mortgage banking corporation which, at the time of termination of Employee's employment with the Company, or during the period of this covenant not to compete, has a home, branch or other office within a fifty (50) mile radius of any home, branch or other office of the Company or Wauwatosa Savings Bank existing at the time of termination of Employee's employment with the Company (the "Non-competition Territory") or has originated within the Non-competition Territory $30,000,000 or more in residential mortgage loans during any continual twelve (12) month period within twenty-four (24) months prior to Employee's termination and inclusive of the period covered by this covenant.

(b)           Time.  The restrictions set forth in Subparagraphs 3(a)(1) through 3(a)(5) shall apply to Employee for a period of equal to the longer of (i) four (4) years from the Effective Date of (ii) one (1) year following termination of employment under this Agreement.

(c)           Acknowledgement.  The parties agree that the terms and conditions of the restrictive covenants set forth in this Agreement are reasonable and necessary for the protection of the Company and its confidential information and to prevent damage or loss to the Company as a result of action taken by Employee.  Employee acknowledges that the consideration provided for in this Agreement, the consideration of employment with the Company, and the consideration received under the Stock Purchase Agreement are sufficient to fully and adequately compensate Employee for agreeing to the restrictions set forth herein.

(d)          Enforcement.  Employee recognizes that irreparable injury may result to the Company and its business and property in the event of a breach by Employee of the restrictions imposed herein and agrees that if Employee shall engage in any act in violation of the provisions hereof, the Company shall be entitled, in addition to such other remedies and damages as may be available to it, to an injunction prohibiting Employee from engaging in any such act.

4.             Term; Termination; Rights on Termination.  The term of this Agreement shall begin on the Effective Date and shall continue for three (3) years (the "Initial Term"), and, unless terminated as herein provided, shall be extended at the end of each year beginning at the end of the Initial Term hereof for a period of one (1) year on the same terms and conditions contained herein unless otherwise renegotiated by the parties.

(a)           Death.  The death of Employee shall immediately terminate the Agreement with no severance compensation due to Employee's estate.

(b)           Disability.  If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from his full-time duties hereunder for four (4) consecutive months, then thirty (30) days after written notice to the Employee (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), the Company may terminate Employee's employment hereunder provided Employee is unable to resume his full-time duties at the conclusion of such notice period.  Also, Employee may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor.  Subject to the last paragraph of this paragraph 4, in the event this Agreement is terminated as a result of Employee's disability, Employee shall receive from the Company the lesser of (i) an amount equal to 33% of the Employee’s Base Salary at the rate then in effect or (ii) the Employee’s Base Salary for whatever time period is remaining under the Term of this Agreement.

(c)           Good Cause.  The Company may terminate the Agreement upon written notice to Employee for good cause, which shall be: (1) Employee's willful, material and irreparable breach of this Agreement; (2) Employee's gross negligence in the performance or intentional nonperformance of any of Employee's material duties and responsibilities hereunder; (3) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company; (4) Employee's conviction of a felony or other crime involving moral turpitude; or (5) alcohol or illegal drug abuse by Employee.  In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.  In the event of a termination for good cause, as defined solely with respect to Sections 4(c)(1), 4(c)(3) and 4(c)(4), Employee shall, within five (5) business days of the termination for good cause, reimburse Company for the pro rata portion of the compensation and consideration received in Section 3, which amount shall be measured by the thirty-six (36) month term for which this Agreement is made less the number of calendar months of employment completed hereunder compared with the contractual thirty-six (36) month term for which this Agreement is made.

(d)           Termination by Employee for Good Reason.  Employee may terminate his employment hereunder for "Good Reason."  As used herein, "Good Reason" shall mean any material breach of this Agreement by the Company, including the failure, without good cause, to pay Employee on a timely basis the amounts to which he is entitled under this Agreement.  In the event this Agreement is terminated by the Company for Good Reason, Employee shall receive from the Company an amount equal to 25% of the Employee’s Base Salary at the rate then in effect.

(e)           Payment through Termination.  Upon termination of this Agreement for Good Reason as provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave) due through the effective date of termination.  Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under paragraph 12 herein and Employee's obligations under paragraphs 3, 5, 6, and 12 herein shall survive such termination in accordance with their terms.

In the event of any termination of Employee's employment under this Agreement, Employee shall have no obligation to seek other employment; provided, however, that in the event that Employee secures employment during the period that any payment is continuing pursuant to the provisions of this paragraph 4, the amounts to be paid hereunder shall be reduced by the amount of Employee's earnings from such other employment.

5.             Return of Company Property.  All records, designs, technical authoring, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company, and be subject at all times to their discretion and control.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company  which is collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

6.             Trade Secrets.  Employee agrees that he will not, during or after the term of this Agreement with the Company, disclose the specific terms of the Company's relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

7.            No Prior Agreements.  Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.  Further, Employee agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

8.            Assignment; Binding Effect.  Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills.  Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

9.            Complete Agreement.  This Agreement is not a promise of future employment.  Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement.  This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

10.           Notice.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	WATERSTONE MORTGAGE CORPORATION
1155 Quail Court
Pewaukee, Wisconsin 53072
Attn: Douglas S. Gordon, Director

To Employee:	Eric J. Egenhoefer
W290 N6241 Hawks Landing
Hartland, Wisconsin 53029

11.           Severability; Headings.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

12.           Arbitration.  Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted in accordance with the rules of the American Arbitration Association then in effect.  The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party.  A decision by a majority of the arbitration panel shall be final and binding.  Judgment may be entered on the arbitrators' award in any court having jurisdiction.  The arbitration proceeding shall be held in the city where the Company is located.

13.           Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.

WATERSTONE MORTGAGE CORPORATION

/s/ Michael Blumenfeld
By: Michael Blumenfeld, General Counsel

/s/ Douglas S. Gordon
Attest: Douglas S. Gordon, Director

EMPLOYEE:

/s/ Eric J. Egenhoefer
Eric J. Egenhoefer, President
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